UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT #1 TO
FORM S-1
SEC FILE NO: 333-171277

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FELAFEL CORP.

(Exact name of registrant as specified in its charter)

Delaware	3841	80-0546288
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Idan Karako
27 Bet Hillel Street, Unit 18
Tel Aviv Israel 67017
Phone number: +972-54-6419419

(Address and telephone number of principal executive offices)

Felafel Corp.
113 Barksdale Professional Center
Newark, Delaware 19711
Tel. 302-266-9367

(Name, address, and telephone number of agent for service)

Approximate date of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)
Common Stock	2,000,000	$0.35 per share	$0.35 per share	$80.22

(1)	Based on the last sales price on January 30, 2012 (the last date on which a sale was made)
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.
(3)	Pursuant to Rule 457(p) under the Securities Act, a portion of the Registration fee is to be set off against a portion of the $14.10 registration fee paid in connection with the Company’s Registration Statement on Form S-1 that was filed on June 1, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, Dated March 26, 2012

EXPLANATORY NOTE

We are filing this Amendment Number 1 (this “Amendment”) to Post-Effective Amendment Number 1 to our Registration Statement on Form S-1 (the “Post-Effective Amendment”) to correct the Selling Stockholders chart by omitting the name “Zanna Bratasevica” and inserting, in lieu thereof, the name “Shlomit Yaron.”

Except as described above, the remainder of the Post-Effective Amendment is unchanged, and does not reflect events occurring after the original filing of the Post-Effective Amendment with the SEC on March 22, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 3, 2009, we issued 5,000,000 shares of common stock to Mr. Idan Karako, our President, Chief Executive Officer, Treasurer and Director, for a $500 subscription receivable, which has since been paid.

On December 21, 2009, we issued 2,000,000 shares of common stock to Ms. Viktorija Eglinskaite-Dijokiene, our Secretary and Director, for a $200 subscription receivable, which has since been paid.

The shares that were issued to each of Mr. Karako and Ms. Viktorija Eglinskaite-Dijokiene were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated by the Securities and Exchange Commission.

As of December 31, 2011, there were no loans from related parties.

The Company's president and director provides rent-free office space to the Company.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of March 19, 2012 by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling stockholders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares that are now being offered for sale were offered and sold to the selling stockholders in a private placement made between April through August 2010 pursuant to the exemptions from registration under the Securities Act provided by Regulation S of the Securities Act. None of the selling stockholders are affiliates or controlled by our affiliates and none of the selling stockholders are now or were at any time in the past an officer or director of ours or any of our predecessors or affiliates.

The percentages below are calculated based on 10,333,333 shares of our common stock issued and outstanding as of March 19, 2012. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

	Last name	First name	Number of shares held	Number of shares offered for sale	Number of shares held after offering(1)(2)	Percentage of shares held after offering
1	Aleksandrovs	Igors	75,000	75,000	0	0
2	Aleksejevs	Jurijs	358,333	25,000	333,333	3.2
3	Arhipenko	Romans	75,000	75,000	0	0
4	Balodis	Nauris	57,500	57,500	0	0
5	Baranova	Svetlana	30,000	30,000	0	0
6	Blums	Arnis	355,833	22,500	333,333	3.2
7	Bogdanovs	Peteris	30,000	30,000	0	0
8	Budcanova	Galina(3)	105,000	105,000	0	0
9	Budcanova	Romans(3)	105,000	105,000	0	0
10	Ivanovs	Sergejs	75,000	75,000	0	0
11	Jarovikovs	Sergejs	60,000	75,000	0	0
12	Kauselis	Valters	75,000	75,000	0	0
13	Kazarina	Olga(4)	60,000	60,000	0	0
14	Kazarins	Rodions(4)	60,000	60,000	0	0
15	Kiselovs	Aleksandrs	60,000	60,000	0	0
16	Lukjanova	Nadezda	75,000	75,000	0	0
17	Mileika	Andris(5)	57,500	57,500	0	0
18	Mileika	Nina(5)	57,500	57,500	0	0
19	Miluna	Vita	75,000	75,000	0	0
20	Mincenoks	Vadims	358,334	25,000	333,334	3.2
21	Mincenoks	Vladislavs	57,500	57,500	0	0
22	Onanko	Andrey	75,000	75,000	0	0
23	Petrovs	Olegs	37,500	37,500	0	0
24	Petuhova	Zinaida(6)	150,000	150,000	0	0
25	Petuhovs	Leontijs(6)	150,000	150,000	0	0
26	Pimenova	Anna(7)	87,500	87,500	0	0
27	Pimenova	Tatjana(7)	87,500	87,500	0	0
28	Pimenovs	Vladimirs(7)	87,500	87,500	0	0
29	Rudovska	Ilva	52,500	52,500	0	0
30	Rumma	Aleksandrs(8)	135,000	135,000	0	0
31	Rumma	Marina(8)	135,000	135,000	0	0
32	Savenkov	Egor	37,500	37,500	0	0
33	Savenkova	Olga(9)	75,000	75,000	0	0
34	Savenkova	Ludmila(9)	75,000	75,000	0	0
35	Savenkovs	Sergejs(9)	75,000	75,000	0	0
36	Stadups	Aleksandrs	358,333	25,000	333,333	3.2
37	Starodubecs	Sergejs(10)	135,000	135,000	0	0
38	Starodubecs	Anatolijs(10)	135,000	135,000	0	0
39	Trumps	Ivars	37,500	37,500	0	0
40	Yaron	Shlomit	37,500	37,500	0	0
41	Zarins	Pauls	75,000	75,000	0	0
			3,333,333	2,000,000	0	12.9

(1)	Assumes all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during this offering period.
(2)	Based on 10,333,333 shares of common stock issued and outstanding as of March 19, 2012.

(3)	Galina Budcanova and Romans Budcanova are mother and son. Combined, they hold 105,000 shares, which constitute approximately 1.17% of our issued and outstanding shares. Of record, Galina Budcanova owns 30,000 shares and Romans Budcanova owns 75,000 shares.
(4)	Olga Kazarina and Rodions Kazarina are mother and son. Combined, they hold 60,000 shares, which constitute approximately 0.67% of our issued and outstanding shares. Of record, Olga Kazarina owns 30,000 shares and Rodions Kazarina owns 30,000 shares.
(5)	Andris Mileika and Nina Mileika are husband and wife. Combined, they hold 57,500 shares, which constitute approximately 0.64% of our issued and outstanding shares. Of record, Andris Mileika owns 30,000 shares and Nina Mileika owns 27,500 shares.
(6)	Leontijs Petuhovs and Zinaida Petuhovs are husband and wife. Combined, they hold 150,000 shares, which constitute approximately 1.67% of our issued and outstanding shares. Of record, Leontijs Petuhovs owns 75,000 shares and Zinaida Petuhovs owns 75,000 shares.
(7)	Vladimirs Pimenova and Tatiana Pimenova are husband and wife, and Anna Pimenova is their daughter. Combined, they hold 87,500 shares, which constitute approximately 0.97% of our issued and outstanding shares. Of record, Vladimirs Pimenova owns 25,000 shares, Tatiana Pimenova owns 30,000 shares and Anna Pimenova owns 32,500 shares.
(8)	Aleksandrs Rumma and Marina Rumma are husband and wife. Combined, they hold 135,000 shares, which constitute 1.5% of our issued and outstanding shares. Of record, Aleksandrs Rumma owns 60,000 shares and Marina Rumma owns 75,000 shares.
(9)	Sergejs Savenkovs and Olga Savenkova are the children of Ludmilla Savenkova. Combined, they hold 75,000 shares, which constitute 0.83% of our issued and outstanding shares. Of record, Sergejs Savenkovs owns 27,500 shares, Olga Savenkova owns 25,000 shares and Ludmilla Savenkova owns 22,500 shares.
(10)	Sergejs Starodubecs and Anatolijs Starodubecs are brothers. Combined, they hold 135,000 shares, which constitute 1.5% of our issued and outstanding shares. Of record, Sergejs Starodubecs owns 75,000 shares and Anatolijs Starodubecs owns 60,000 shares.

Except as noted in the chart above, there are no first-degree family relations between or among the selling stockholders.

None of the selling stockholders is related to either of our officers or directors.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this Registration Statement to reflect any material changes to this prospectus.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on March 26, 2012.

FELAFEL CORP.

By:	/s/ Idan Karako Name: Idan Karako Title: President, Chief Executive Officer, and Director (Principal Executive Officer)
By:	/s/ Idan Karako Name: Idan Karako Title: Treasurer, and Director (Principal Financial and Accounting Officer)
By:	/s/ Viktorija Eglinskaite-Dijokiene Name: Viktorija Eglinskaite-Dijokiene Title: Secretary and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Idan Karako, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 26, 2012

/s/ Idan Karako
Name: Idan Karako
Title: President, Chief Executive Officer,
Chief Financial Officer, Principal Accounting Officer,
Treasurer and Director

Date: March 26, 2012

/s/ Viktorija Eglinskaite-Dijokiene
Name: Viktorija Eglinskaite-Dijokiene
Title: Secretary and Director

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